EXHIBIT 6



                    ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------

     Assignment and Assumption Agreement (the "Agreement"), dated as of August 24, 2000, between Shamrock Holdings of California, Inc., a California corporation ("SHOC"), and Trefoil Gilat Investors, L.P., a Delaware limited partnership ("Trefoil Gilat").

     WHEREAS, on June 30, 2000, SHOC entered into a Convertible Note Purchase Agreement (the "Purchase Agreement") with Gilat Communications, Ltd., an Israeli company ("Gilat"), pursuant to which SHOC purchased $25 million in principal amount of Convertible Notes of Gilat (the "Notes"); and

     WHEREAS, concurrently with the execution of the Purchase Agreement, SHOC and Gilat entered into a Registration Rights Agreement (the "Registration Rights Agreement" and together with the Purchase Agreement and the Notes, the "Gilat Agreements") granting certain registration rights to SHOC with respect to the common stock issuable upon conversion of the Notes; and

     WHEREAS, Section 7.22 of the Purchase Agreement, Section 8 of each Note and Section 12 of the Registration Rights Agreement provide that SHOC may assign and transfer the Notes and its rights and obligations under the Gilat Agreements to any affiliate of SHOC, including any entity in which SHOC owns 50% or more of the equity securities; and

     WHEREAS, SHOC is the limited partner of Trefoil Gilat and owns in excess of 50% of the partnership interests of Trefoil Gilat; and

     WHEREAS, Trefoil Gilat is an affiliate of SHOC within the meaning of
Section 7.22 of the Purchase Agreement, Section 8 of the Notes and Section 12 of the Registration Rights Agreement; and

     WHEREAS, SHOC desires to assign, and Trefoil Gilat desires to assume, all of the rights and obligations of SHOC under the Gilat Agreements;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. Simultaneously with the execution hereof, Trefoil Gilat shall pay $25 million plus 7% interest on such amount from June 30, 2000 through the date hereof (the "Purchase Price") to SHOC.

     2. In consideration of the receipt of the Purchase Price from Trefoil Gilat, SHOC hereby transfers and assigns all of its rights (including ownership of the Notes) and delegates all of its obligations under the Gilat Agreements to Trefoil Gilat.

     3. Trefoil Gilat hereby accepts such transfer and assignment of rights (including ownership of the Notes) and agrees to assume the obligations of SHOC under the Gilat Agreements.

     4. This Agreement shall be governed by the laws of the State of New
York.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement.

                                      SHAMROCK HOLDINGS OF CALIFORNIA, INC.

                                      By: /s/ Robert G. Moskowitz
                                         ----------------------------------
                                         Name:  Robert G. Moskowitz
                                         Title: Executive Vice President
                                                and Secretary


                                      TREFOIL GILAT INVESTORS, L.P.
                                      By:  Trefoil Gilat, Inc.
                                           its General Partner

                                      By: /s/ Stanley P. Gold
                                         ----------------------------------
                                         Name:  Stanley P. Gold
                                         Title: President